Exhibit 10.1
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to Amended and Restated Employment Agreement (this “Agreement”) is entered into as of March 1, 2008 by and between Grey Wolf, Inc., a Texas corporation (the “Company”) and                      (the “Executive”). The Company and the Executive desire to amend the existing Employment Agreement dated as of                      by and between the Company and the Executive, as previously amended on                      and                      (the “Employment Agreement”) on the terms and conditions of this Agreement.
     Executive and the Company hereby amend and modify the Employment Agreement as follows:
     1. Section 2.2. Bonuses. Section 2.2 of the Employment Agreement shall be amended to add the following as the new last sentence to Section 2.2:
“Any such Incentive Bonus shall be paid on or after January 1 and on or before March 15 of the calendar year following the calendar year in which the bonus relates.”
     2. Section 2.6. Company Car and Cellular Telephone. Section 2.6 of the Employment Agreement shall be amended to add the following as the new last sentence to Section 2.6:
“The payment or reimbursement of the expenses described in this Section 2.6 shall be subject to the provisions of Section 2.8.”
     3. Section 2.7.5. New Section 2.7.5 shall be added to read as follows:
     “2.7.5 Notwithstanding anything to the contrary in the foregoing provisions of this Section 2.7, in no event shall payment of any Gross-Up Payment or any Underpayment be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority. Reimbursement of any costs or expenses incurred by the Executive due to a tax audit or litigation described in this Section 2.7 above shall be made by December 31 of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by December 31 of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The Executive’s right to payment or reimbursement pursuant to this Section 2.7.5 shall not be subject to liquidation or exchange for any other benefit.”

     4. Section 2.8. Section 409A-Related Reimbursement Provisions. New Section 2.8 shall be added to read as follows:
     “2.8 Section 409A-Related Reimbursement Provisions. The amount of expenses to be paid or reimbursed pursuant to Sections 2.5 and 2.6 shall be made promptly after they are incurred, but no later than December 31 of the calendar year following the calendar year in which the expenses are incurred. The amount of such expenses eligible for payment or reimbursement during any calendar year shall not affect the amount of expenses eligible for payment or reimbursement in any other calendar year and the Executive’s right to payment or reimbursement of such expenses shall not be subject to liquidation or exchange for any other benefit.”
     5. Section 4.2 Termination With Cause. Section 4.2 shall be deleted in its entirety and new Section 4.2 shall be added to read as follows (new language in italics):
     “Section 4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company’s obligation to the Executive shall be limited solely to the lump sum cash payment on the Date of Termination of unpaid Annual Salary accrued, together with earned but unpaid Incentive Bonus, if any, and Benefits vested up to the effective date specified in the Company’s notice of termination payable pursuant to the terms of the applicable benefit plans. As used in this Agreement, the term “Cause” shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Executive; (ii) an act of proven fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Executive’s material and continuing failure to perform (as opposed to unsatisfactory performance) his duties hereunder or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given thirty (30) days prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Board in the event the Executive disputes such allegations.”
     6. Section 4.3.1 Severance Payments. The first sentence of Section 4.3.1 shall be deleted in its entirety and the following first sentence shall be added to read as follows (new language in italics):

     “4.3.1 Severance Payments. The Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Date of Termination except as otherwise deferred in accordance with the provisions of Section 4.8, the aggregate of the following amounts:”
     7. Section 4.3.2 Extension of Medical Benefits. The following phrase shall be added between the term “Effective Date” and the word “for” in clauses 4.3.2(i) and (ii):
“, (which includes a lifetime maximum payment of not less than $5,000,000)”
and the following sentence shall be added as the new last sentence of Section 4.3.2:
“Reimbursement of such medical and dental expenses shall be made on or before the last day of the year following the year in which such expenses were incurred.”
     8. Section 4.7. Section 409A Separation from Service. Section 4.7 shall be deleted in its entirety and new Section 4.7 added to read as follows:
     “4.7 Section 409A Separation from Service. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit shall be paid pursuant to this Section 4 that would be considered “deferred compensation” under Section 409A of the Code until the Executive has incurred a “separation from service” (as such term is defined under Section 409A of the Code), unless the payment is made by reason of another permitted payment event described in Section 409A(a)(2)(A) of the Code.”
     9. Section 4.8. Section 409A Delayed Payment Provisions. New Section 4.8 shall be added to read as follows:
     “4.8 Section 409A Delayed Payment Provisions. Notwithstanding any other provision contained in this Agreement to the contrary, no payments that are considered to be “deferred compensation” under Section 409A of the Code may be made to the Executive as a result of the Executive’s separation from service to the Company until the date that is six months after the date of the separation from service (or, if earlier, the death of the Executive) if the Executive is a “specified employee” as described in Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service or other time deemed applicable by the Company. The provisions of this Section 4.8 shall only apply to the minimum extent required to avoid the Executive’s incurrence of taxes imposed under Section 409A of the Code.”
     10. Section 7. Other Provisions. Section 7.1 Certain Definitions shall be deleted in its entirely and the following Section 7.1 added to read as follows:
     “7.1 Certain Definitions. As used in this Agreement, the following words and phrases shall have the following meanings unless the context otherwise requires:

     (i) “Affiliate” with respect to the Company means any other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.
     (ii) “Change of Control” for the purposes hereof, a “Change of Control” of the Company shall be deemed to have occurred if (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) hereof, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.
     (iii) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in this Agreement to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.
     (iv) “Date of Termination” means for purposes of (i) Section 4.1, within thirty (30) days after the date of Executive’s death; (ii) Sections 4.2, 4.3, and 4.5, the date specified in the Company’s notice of termination to Executive; and (iii) Section 4.4, the date specified in Executive’s notice of voluntary resignation or retirement; and (iv) Section 4.6, the first day following the expiration of the cure period described in Section 4.6 during which the Company did not cure the grounds for termination specified in Executive’s notice to the Company.
     (v) “Effective Date” means March 1, 2008.
     (vi) “person” means any individual, corporation, partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

     (vii) “subsidiary” means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company.”
     11. Section 7.3. Entire Agreement. Section 7.3 shall be deleted in its entirety and the following Section 7.3 shall be added to read as follows (new language in italics):
     “7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Employment Agreement dated                     , as previously amended on                      and                      by and between the Company and the Executive.”
     12. Section 7.10. Validity Contest. Section 7.10 shall be amended to add the following as the new last sentence to Section 7.10:
“Reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year.”
     13. Section 7.13. New Section 7.13 shall be added to read as follows:
     “7.13 Section 409A Compliance. The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Code to the extent applicable thereto.”
     IN WITNESS WHEREOF, the parties have executed this Agreement on March 28, 2008 to be effective as of the Effective Date.

EXECUTIVE:

COMPANY:

GREY WOLF, INC.

By

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